EXHIBIT 10.1

April 6, 2005

Mr. George Jue

[*]

[*]

Dear George:

On behalf of Protein Design Labs, Inc., I am pleased to extend you an offer for the position of Vice President, Finance & Corporate Controller, reporting to Glen Sato, Sr. Vice President & CFO.  Your appointment as an officer of PDL is subject to approval by PDL’s Board of Directors.

The monthly salary for this position is $17,916.67 ($215,000.00/annually).  We offer our employees an attractive benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage. You are also eligible to participate in PDL’s 2005 performance bonus program, which is paid in the first quarter of 2006.

You will also receive options to purchase 105,000 shares of Protein Design Labs Common Stock under a PDL stock option plan.  This offer is subject to the approval of the Board of Directors and your execution of our standard Stock Option Agreement.  The options will vest over four years, with one-fourth of the options vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years.

PDL is prepared to offer you a hiring bonus of $15,000.00.  The bonus amount shall be payable and included with your first paycheck from PDL.  If you voluntarily resign your position or your employment is terminated for cause prior to your one-year anniversary with PDL, the entire $15,000.00 will be immediately due and payable to PDL.

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire.

As a Protein Design Labs employee, you are free to resign at any time, just as Protein Design Labs is free to terminate your employment at any time, with or without cause.  There will be no express or implied agreements to the contrary.

To indicate your acceptance of our offer, please sign and date one copy of this letter in the space provided below and return it to [*], in the enclosed envelope by the date indicated below.  This letter, along with an agreement relating to proprietary rights between you and PDL, sets forth the terms of your employment with PDL and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by PDL and by you.

We are very excited at the prospect of your joining Protein Design Labs as a key contributor. This offer will remain open until April 8, 2005, at which time it will expire if not previously accepted.

Sincerely,

/s/ Laurie Torres	/s/ George Jue
Laurie Torres	George Jue
Vice President, Human Resources
April 8, 2005
Date